Exhibit 99.1

Interlink Electronics Reports 2007 Second Quarter

Financial Results

Camarillo, California, August 15, 2007—Interlink Electronics, Inc. [OTC:LINK.PK], a global leader in the design, development and manufacture of human interface products and technologies, today announced financial results for the quarter and six months ended June 30, 2007.

Revenues in the second quarter of 2007 were $8.0 million, down 6% from the 2006 second quarter. Gross profit was $2.6 million, or 32% of revenues, compared to $2.0 million, or 23% of revenues, in 2006. The net loss in the quarter was $2.2 million with a loss per share of $0.16, compared to a net loss of $3.6 million and a loss per share of $0.26 in the same quarter last year. Second quarter results for 2007 and 2006 included $793,000 and $1,074,000 in non-cash stock based compensation expense, respectively.

Revenues in the first six months of 2007 were $16.9 million, down 1% from the same period in 2006. Gross profit was $5.2 million, or 31% of revenues, compared to $5.6 million, or 33% of revenues, in 2006. The net loss in the six month period was $4.7 million with a loss per share of $0.34, compared to a net loss of $6.2 million and a loss per share of $0.45 in the same period last year. These results in 2007 and 2006 included $1.8 million and $2.1 million in non-cash stock based compensation expense, respectively.

“Our performance in the quarter and the first six months of 2007 was in line with previous guidance,” said E. Michael Thoben, Interlink Electronics’ Chairman, Chief Executive Officer and President. “Revenue from the Specialty Components business again showed solid progress, growing 13% from the 2006 second quarter and 42% from the first six months of last year. This growth was a direct result of the expansion of our MicroNav Technology customer base into the cell phone and personal device markets.”

Thoben continued, saying, “Although slightly down from a strong 2006 second quarter, our E transactions revenues grew 12% in the first six months of 2007, and we believe this segment will continue to show solid growth in the second half of the year. Our Branded Business was up nicely in both the 2007 second quarter and six-month period. Revenues from OEM Remotes continued their expected decline as we manage this business to a lower percentage of overall sales.”

“We are making progress on the bottom-line,” Thoben concluded. “This trend should continue with increasing revenues from our strategic businesses and additional initiatives to control operating costs.”

Interlink plans to announce the date of an investor conference call to discuss its 2007 second quarter financial results as well as its future growth plans within the next few days.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended June 30,				Six Month Period Ended June 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA)	2007		2006		2007		2006
Revenues	$8,006		$8,517		$16,891		17,048
Cost of revenues	5,440		6,553		11,655		11,402

Gross profit	2,566		1,964		5,236		5,646

Operating expenses:
Product development and research	1,052		1,424		2,294		2,839
Selling, general and administrative	3,679		4,247		7,568		9,147

Total operating expenses	4,731		5,671		9,862		11,986

Operating loss	(2,165	)(a)	(3,707	)(a)	(4,626	)(a)	(6,340	)(a)

Other income (expense):
Interest income , net	(24)		107		(8)		234
Other expense, net	10		(23)		(12)		(39)

Total other income (expense), net	(14)		84		(20)		195

Loss before provision for income taxes	(2,179)		(3,623)		(4,646)		(6,145)

Provision for income taxes	—		8		52		79

Net loss	$(2,179)		$(3,631)		$(4,698)		$(6,224)

Loss per share – basic and diluted	$(0.16)		$(0.26)		$(0.34)		$(0.45)

Weighted average shares – basic and diluted	13,749		13,765		13,749		13,760

(a)    Operating losses for the three and six months ended June 30, 2007 and 2006 include share-based compensation expense pursuant to FAS123(R) of $793 and $1,074 and $1,769 and $2,144, respectively. Such expense is included in the statement of operations as follows:

Cost of revenues	$133		$201		$311		$404
Product development and research	172		225		381		448
Selling, general and administrative	488		648		1,077		1,292

Total	$793		$1,074		$1,769		$2,144

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(IN THOUSANDS)	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,983	$1,344
Short-term investments, available for sale	—	1,600
Accounts receivable, less allowance for doubtful accounts of $540 and $1,131 at June 30, 2007 and December 31, 2006	5,950	8,034
Inventories, net	9,724	10,706
Prepaid expenses and other current assets	660	560

Total current assets	18,317	22,244

Property and equipment, net	1,576	1,594
Patents and trademarks, net	213	272
Other assets	244	245

Total assets	$20,350	$24,355

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable	$73	$152
Short term borrowings	1,500	—
Accounts payable and accrued liabilities	2,243	4,331
Accrued payroll and related expenses	2,513	2,243
Deferred revenue	124	765

Total current liabilities	6,453	7,491

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $5.00 par value (100 shares authorized, none issued and outstanding)	—	—
Common stock, $0.00001 par value (50,000 shares authorized, 13,749 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	56,715	54,946
Accumulated other comprehensive loss	(543)	(505)
Accumulated deficit	(42,275)	(37,577)

Total stockholders’ equity	13,897	16,864

Total liabilities and stockholders’ equity	$20,350	$24,355

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contact:

Investor Relations Contact: Michelle Lockard

mlockard@interlinkelectronics.com; 805-484-8855 ext. 114

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